Exhibit 23.2

CONSENT OF WRIGHT & COMPANY, INC.

We hereby consent to the incorporation by reference in this Amendment No. 2 to Registration Statement on Form S-4/A of Range Resources Corporation and in the accompanying joint proxy statement/prospectus (collectively, the “Registration Statement”) of the Range Resources Corporation Annual Report on Form 10-K for the year ended December 31, 2015, which uses the name Wright & Company, Inc., refers to Wright & Company, Inc., and includes information from our report prepared for Range Resources Corporation. We further consent to the use of our name in the “Experts” section of the Registration Statement.

Wright & Company, Inc.
TX Reg. No. F-12302

By:	/s/ D. Randall Wright
D. Randall Wright
President

Brentwood, Tennessee

July 29, 2016